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        PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED JANUARY 15, 2003
                                       OF
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                                  RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          5% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

    This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement.

1.  SELLING HOLDERS

    THE INFORMATION IN THE FOLLOWING TABLE SUPERSEDES IN PART AND SUPPLEMENTS THE INFORMATION IN THE RELEVANT SECTION IN THE PROSPECTUS.

                                                                                                      SHARES OF
                                                                                                        COMMON
                                           AGGREGATE PRINCIPAL                        SHARES OF   STOCK BENEFICIALLY
                                             AMOUNT OF NOTES         SHARES OF         COMMON           OWNED
                                              BENEFICIALLY          COMMON STOCK        STOCK      AFTER COMPLETION
SELLING HOLDER                              OWNED AND OFFERED    BENEFICIALLY OWNED    OFFERED     OF THE OFFERING
--------------                             -------------------   ------------------   ---------   ------------------
Banc of America Securities LLC...........      $11,690,000             480,278         480,278            0
BN Convertible Securities Top Fund(1)....          350,000              14,379          14,379            0
BP Amoco PLC Master Trust(4).............        1,217,000              49,999          49,999            0
Canyon Capital Arbitrage Master Fund,
  Ltd.(2)................................       12,450,000             511,503         511,503            0
Canyon Value Realization Fund (Cayman),
  Ltd.(3)................................       17,135,000             703,984         703,984            0
Canyon Value Realization Mac 18, Ltd.
  (RMF)(2)...............................        2,845,000             116,885         116,885            0
Canyon Value Realization Fund L.P.(2)....        9,070,000             372,637         372,637            0
The Estate of James Campbell(4)..........          278,000              11,421          11,421            0
Federated Rural Electric Insurance
  Exchange(1)............................          600,000              24,650          24,650            0
Field Holdings(1)........................           60,000               2,465           2,465            0
Gulf Investment Corporation(1)...........          340,000              13,968          13,968            0
The Hotel Union & Hotel Industry of
  Hawaii Pension Plan(4).................          380,000              15,612          15,612            0
Indiana Lumbermens Mutual Insurance
  Company(1).............................          450,000              18,488          18,488            0
The James Campbell Corporation(4)........          230,000               9,449           9,449            0
Lehman Brothers Inc......................        3,270,000             134,346         134,346            0
Michigan Mutual Insurance Company(1).....          500,000              20,542          20,542            0
Sphinx Convertible Arb Fund SPC(4).......          263,000              10,805          10,805            0
United National Insurance Company(1).....          800,000              32,867          32,867            0
Viacom Inc. Pension Plan Master
  Trust(4)...............................           37,000               1,520           1,520            0
Zazove Convertible Arbitrage Fund,
  LP.(1).................................        2,000,000              82,169          82,169            0
Zurich Institutional Benchmarks Master
  Fund Ltd(1)............................        1,000,000              41,084          41,084            0
Zurich Institutional Benchmarks Master
  Fund Ltd(4)............................        2,000,000              82,169          82,169            0

------------------------

(1) Zazove Associates LLC is the registered investment advisor with discretionary authority to exercise voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. Gene T. Pretti is the Chief Executive Officer of Zazove Associates LLC.
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(2) Canyon Capital Advisers, LLC exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner are the partners of Canyon Capital Advisers, LLC.

(3) Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evenson exercise voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(4) SSI Investment Management has voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. The majority shareholders of SSI Investment Management are John Gottfurcht, Amy Jo Gottfurcht and George Douglas.

2.  PLAN OF DISTRIBUTION

    THE FOLLOWING SENTENCE SUPERSEDES IN PART AND SUPPLEMENTS THE INFORMATION IN THE SIXTH PARAGRAPH IN THE RELEVANT SECTION IN THE PROSPECTUS.

    The following selling holders are underwriters within the meaning of the Securities Act: Banc of America Securities, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies & Company Inc., JP Morgan Securities, Inc., Lehman Brothers Inc., Salomon Smith Barney, Inc., UBS AG Cvt Prop, UBS Warburg LLC, Van Kampen Equity Income Fund and Weiss, Peck & Greer, LLC.

                 Prospectus Supplement dated January 27, 2003.